Exhibit 10.35

VIA EMAIL

February 25, 2009

THQ, INC.

29903 Agoura Road

Agoura Hills, CA 91301

Attn:  Mr. Jim Kennedy

Re:    Game Publishing for Nintendo DSi

Dear Nintendo DS Publisher:

As you know, your company (the company to whom this letter is addressed, hereafter referred to as “Publisher”) is party to that certain Confidential License Agreement for Nintendo DS (Western Hemisphere) with Nintendo of America Inc. (the “License Agreement”).  In 2009, Nintendo of America Inc. (“Nintendo”) will launch the Nintendo DSi handheld video game system (“Nintendo DSi”) in the Western Hemisphere.

Nintendo will not be issuing a new Publishing License Agreement for Nintendo DSi.  Instead, we hereby confirm, and ask that your company acknowledge that, for purposes of the License Agreement, the term “Nintendo DS” shall be deemed to include Nintendo DSi, and the License Agreement shall fully apply to the Nintendo DSi.

Publisher agrees that (in addition to the restrictions and prohibitions on Publisher set forth in Section 3 of the License Agreement) it shall not offer any Game, or other content (including Nintendo DSiWare) for Nintendo DSi via download or other electronic means without Nintendo’s prior written consent, which consent Nintendo may withhold in its sole discretion.  The parties shall enter into a separate agreement or addendum to the License Agreement memorializing any agreement pertaining to any such content.

Upon our receipt of a copy of this letter, counter-signed by an employee with authority to bind Publisher, we will be pleased to welcome you as an approved Publisher for Nintendo DSi.

February 25, 2009

Information on order processing, pricing and manufacturing will be available through the Licensing Department once you have become an approved Publisher for Nintendo DSi.

Sincerely,

NINTENDO OF AMERICA INC.

Steve Singer

Vice President, Licensing

ACKNOWLEDGED & AGREED:

“PUBLISHER” (as defined above)

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Title

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cc:           David Peterson